Exhibit 99.2

                      Press Release dated February 25, 2005

Thomas Striepe elected new Director

Cash contribution of $375,000 through issuance of new shares

Witten, Germany, February 25, 2005 - In February 2005, Sangui Biotech International, Inc., sold 4,500,000 restricted shares of common stock for aggregate proceeds of $275,000. As previously announced, the company had sold 2,000,000 shares of common stock to two German investors in November, 2004 for a total purchasing price of $100,000. "These investments will help the company to bridge the time gap until we can generate revenues from product sales which we expect to begin in the third and fourth quarters of the current fiscal year", Wolfgang Barnikol, the president of the company, said. In addition, the company entered into a Consulting Agreement under which Joachim Fleing would provide certain investor and public relation services to the company. In consideration for such services Sangui issued 200,000 restricted shares of common stock at a price of $0.0875 per share. On closing of these transactions the total number of Sangui Common Stock will amount to 48,355,363 shares issued and outstanding.

Sangui Directors Christoph Ludz and Markus Volpers resigned effective February 7, 2005. The Board appointed Thomas Striepe, Vice President Accounting and Controlling of Dr. Ludz GmbH, Hamburg, as a new director. The Board of directors now consists of Wolfgang Barnikol, Joachim Lutz, Thomas Striepe, and Joachim Fleing.

Thomas Striepe (born 1961) is Vice President Accounting and Controlling at Dr. Ludz GmbH, Hamburg, Germany, a financial services company. Prior to joining Dr. Ludz GmbH in 2004, he held management positions in the accounting departments of several German and German brnaches of international corporations, among them Joh. Benckiser GmbH, Interturbine Germany GmbH, Hagen Deutschland GmbH & Co. KG. He holds an MBA of Hamburg University.

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

This news release includes statements, other than historical fact, that may be deemed forward-looking. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict" that conveys the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, the ability to obtain additional financing, which is not assured; rapid technological developments and changes; problems in developments of the Company's products; price and product competition by competitors; general economic conditions; and factors discussed in the Company's SEC filings. Shareholders are cautioned that the forward-looking statements are not guarantees of future performance and that developments different from those projected in the forward-looking statements can be expected. Sangui does not intend (and is not legally obligated) to update publicly any forward-looking statements.